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EXHIBIT 3.02


                        CERTIFICATE OF AMENDMENT OF THE

                          ARTICLES OF INCORPORATION OF

                         SILICON VALLEY RESEARCH, INC.



         The undersigned, Robert R. Anderson and Laurence G. Colegate, Jr., hereby certify that:

         1. They are the duly elected and acting Chief Executive Officer and Senior Vice President of Finance and Administration/Chief Financial Officer, respectively, of Silicon Valley Research, Inc. a California corporation.

         2. Article Third of the Corporation's Amended and Restated Articles of Incorporation which presently reads as follows:

         Third: The corporation is authorized to issue two classes of shares designated respectively "Common Stock" and "Preferred Stock.", and referred to herein either as Common Stock or Common shares and Preferred Stock or Preferred shares, respectively. The number of shares of Common Stock is 25,000,000, without par value and the number of shares of Preferred Stock is 1,000,000 without par value. Upon amendment of this Article to read as herein set forth, each two (2) shares of outstanding Common Stock are converted into and reconstituted as one (1) share of Common Stock.


is amended to read as follows:


         This corporation is authorized to issue two classes of shares designated respectively "Common Stock" and "Preferred Stock", and referred to herein either as Common Stock or Common shares and Preferred Stock or Preferred shares, respectively. The number of shares of Common Stock is 40,000,000, without par value and the number of shares of Preferred Stock is 1,000,000 without par value.



         3. The foregoing amendment of the Articles of Incorporation has been duly approved by the Board of Directors of this corporation.

         4. The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of the shareholders of this corporation in accordance with section 902 of the




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California Corporations Code.  The total number of outstanding shares of this corporation entitled to vote with respect to the foregoing amendments was 16,764,624 shares of common stock. There are no outstanding shares of Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required, such required vote being more than 50% of the outstanding shares of common stock.

         The undersigned declare under penalty of perjury that the matters set forth in the foregoing certificate are true of his own knowledge.

         Executed at San Jose, California on the 11th day of September 1997.





                                    /S/ Robert R. Anderson
                                    -------------------------------------------
                                    Robert R. Anderson, Chief Executive Officer





                                    /S/ Laurence C. Colegate, Jr.
                                    -------------------------------------------
                                    Laurence G. Colegate, Jr., Senior Vice
                                    President of Finance and
                                    Administration and
                                    Chief Financial Officer